Exhibit 23.5



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 and in the registration statement on Form S-3 (File No. 333-54030) of our report dated February 22, 2000 on the consolidated financial statements of Iron Mountain Incorporated (f/k/a Pierce Leahy Corp.), a Pennsylvania corporation, and its subsidiaries, as well as our report dated February 22, 2000 on the supplemental schedule, Valuation and Qualifying Accounts, included in its Annual Report on Form 10-K for the year ended December 31, 1999, filed with the Securities and Exchange Commission on March 30, 2000 and to all references to our Firm included in this registration statement.




                                                     /s/     Arthur Andersen LLP

Philadelphia, Pennsylvania
December 11, 2001